CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
This Confidential Separation Agreement and General Release (this “Release”) is entered into by and between me, Christen Romero (“me” or “I”) and Xos, Inc., a Delaware corporation (the “Company”) (collectively, the “Parties”). This Release is effective as of the date it is executed by me (subject to Paragraph 5 below), with reference to the following facts:
A.    In December 7, 2020, I began providing services to the Company.
B.    Reference is made to the Offer Letter between me and the Company originally dated as of December 6, 2020, and amended last on November 21, 2023 (collectively, the “Offer Letter”). I acknowledge and agree that my employment and the Offer Letter have terminated as of January 10, 2025 (the “Termination Date”), after which date I have not performed any further duties, functions, or services on behalf of the Company.
C.    The Parties wish to settle fully and forever any claims which relate to or arise out of my relationship with, services to, or employment with, the Company and the termination thereof up to and including the date of my execution of this Release.
NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:
1.Consideration Payments.
A.    In full and final settlement of all obligations owed by the Company to me through the date of my execution of this Release, and of all claims which I have or may have against the Company or any of the Releasees (as defined below) and provided that the Company has received a duly executed and effective copy of this Release, the Company shall pay me the following (or with respect to clause (ii), cause the following to occur) (collectively, the “Consideration Payments”):
(i)    A cash lump sum payment of $110,000, payable within fourteen (14) days after the Effective Date;
(ii)    120,000 restricted stock units previously granted to me on August 10, 2024 that were unvested as of the Termination Date shall accelerate and be fully vested as of the Effective Date (the “Vested RSUs”) and shall be settled in accordance with the terms of the Xos, Inc. Amended and Restated 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”) and the Xos, Inc. Global RSU Award Agreement, with such settled shares of the Company’s common stock (the “Common Stock”) subject to the Lock-Up (as defined below); and
(iii)    Subject to the Company’s achievement of $25,000,000 of Available Liquidity within the three (3) year period following the Effective Date (the “Liquidity Threshold”), a one-time payment equal to $50,000 (collectively, and whether payable as a result of achieving a Liquidity Threshold or the consummation of a Liquidity Event, the “Additional Severance Amount”), which shall be paid, if at all, in a cash lump sum payable within thirty (30) days following the Company’s Board of Directors’ (the “Board”) good-faith determination of achievement of the Liquidity Threshold (which such payment date shall not exceed thirty (30) days following the filing of the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K with the U.S. Securities and Exchange Commission (“SEC”) for the period during which the Liquidity Threshold trigger event occurred). For the avoidance of doubt, (a) the maximum aggregate Additional Severance Amount is $50,000; and (b) if the Liquidity Threshold occurs within the three (3) year period following the Effective Date, but the filing of the corresponding Form 10-Q/10-K or the payment date falls after the expiration of such period, the Company shall remain liable for the Additional Severance Amount.
For purposes of this Release, “Available Liquidity” shall mean the sum of (a) (1) cash and cash equivalents and (2) marketable securities plus (b) accounts receivable and minus (c) current liabilities; in each case as set forth on the Company’s balance sheet contained in any publicly filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K that the Company files with the SEC after the Effective Date. For purposes of determining “Available Liquidity” hereunder, the term “current liabilities” shall exclude: (i) the current portion of any convertible debt or other indebtedness for borrowed money; (ii) customer deposits, contract liabilities, or deferred revenue; and (iii) current operating and finance lease liabilities.
If for any reason the Company ceases to file such reports with the SEC, then the determination shall be made with respect to the same financial statements made available to the Board in the ordinary course of business. Available Liquidity shall be measured as of the date of the balance sheet in such filing, not the date of the filing itself.
If (a) a Liquidity Event is consummated on or prior to the third (3rd) anniversary of the Effective Date and (b) the aggregate per share consideration payable to the Company's stockholders (valued, as to any non-cash consideration, at fair market value, as determined by the Board in its good faith discretion) in respect of their shares of Common Stock upon closing of such Liquidity Event equals or exceeds $10.00 (proportionately adjusted for any stock splits, stock combinations or the like that occurs after the Effective Date), then the Additional Severance Amount (if not already paid to me in connection with achievement of the Liquidity Threshold) shall be paid to me on the closing date of such Liquidity Event, fully satisfying any and all obligations to pay the Additional Severance Amount, but if such aggregate per share consideration does not equal or exceed $10.00 (proportionately adjusted for any stock splits, stock combinations or the like that occurs after the Effective Date), then the Additional Severance Amount not already (prior to the closing of such Liquidity Event) paid or obligated to be paid to me shall be forfeited and the Company and its successors and assigns shall have no further obligation with respect to the Additional Severance Amount.
For purposes of this Release, “Liquidity Event” shall mean a Change of Control (as defined in the Company’s 2021 Equity Incentive Plan), provided, however, that solely for purposes of this definition of “Liquidity Event”, notwithstanding clause (iv) of such definition of Change of Control or any other provision thereof, a Change of Control shall be deemed to occur only upon the consummation of a transaction described in clause (ii) or clause (iii) of such definition of Change of Control, or a transaction described in clause (i) of such definition of Change of Control that is effected through a tender offer, exchange offer, or negotiated private transaction, made to holders of at least a majority of the Company’s outstanding voting securities on substantially the same terms, and in each case only if such transaction results in (x) the holders of at least a majority of the Company’s outstanding equity securities generally receiving cash or publicly traded securities (or a combination thereof) in exchange for their equity securities of the Company, or (y) the Company receiving cash or publicly traded securities (or a combination thereof) in exchange for all or substantially all of its assets; and a Change of Control shall not be deemed to occur solely as a result of open market purchases or other acquisitions of the Company’s voting securities not made pursuant to such a transaction.
I acknowledge that I shall not be permitted to sell, pledge, hedge, assign, encumber, transfer, or enter into any transaction economically equivalent to a sale (other than for estate planning purposes, subject to the Company’s approval, which shall not be unreasonably delayed or withheld) the shares of the Common Stock issued to me in respect of the Vested RSUs (the “Lock-Up”). The Lock-Up shall expire in accordance with the following schedule:
(i)    Initial Release: On the date that is fifteen (15) days following the Effective Date (the “Initial Release Date”), the Lock-Up shall expire with respect to three-twenty-fourths (3/24) of the total number of shares of Common Stock issued upon settlement of the Vested RSUs (rounded down to the nearest whole share); and
(ii)    Ratable Release: With respect to the remaining shares of Common Stock issued to me in respect of the Vested RSUs, the Lock-Up shall expire ratably on a monthly basis over the twenty-one (21) month period immediately following such Initial Release Date; provided, however, that the aggregate number of shares of Common Stock released under Paragraph 1.B.(i) or (ii) that are sold by me (directly or indirectly) on any Trading Day shall not exceed 10% of actual consolidated trading volume of the Common Stock on such Trading Day.
Notwithstanding the foregoing, in the event the Company fails to withhold the number of such shares of Common Stock so required to be withheld in accordance with Section 12 (the deficiency in shares so withheld being a “Withholding Shortfall”), I shall have the right to immediately execute a broker-assisted 'sell-to-cover' transaction on the open market for a number of shares equal in value to the Withholding Shortfall.
Any attempted sale, pledge, hedge, assignment, encumbrance, transfer or transaction prohibited pursuant to this Paragraph 1.B shall be void ab initio, and the Company shall not in any way give effect to any such impermissible sale, pledge, hedge, assignment, encumbrance, transfer or transaction. Notwithstanding the foregoing, in the event of a Liquidity Event, the Lock-Up shall immediately expire in its entirety immediately prior to the Liquidity Event, and I shall be permitted to participate in such transaction with respect to all shares of Common Stock issued to me in respect of the Vested RSUs on the same terms and conditions as other holders of the Common Stock.
For purposes of this Release: (a) “Trading Day” means a day on which the principal Trading Market is open for trading; and (b) “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).
B.    I acknowledge that, effective as of the Termination Date, I ceased participation in any and all Company-sponsored health, life and other insurance programs in accordance with the terms thereof by virtue of the termination of my services, and that I was eligible to purchase medical insurance, as may be available to me, at my sole expense, in accordance with federal law (e.g., the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or Affordable Care Act).
C.    I acknowledge that I have received any and all other payment, salary, draw, bonus, incentive plan payment, unused accrued vacation pay or any other form of compensation or benefit of any kind otherwise payable by the Company to me by virtue of my services or other work relationship through the date of my execution of this Release. I acknowledge that I have submitted to the Company any requests for reimbursement of expenses I incurred in connection with the performance of my duties prior to the Termination Date.

D.    I acknowledge and agree that, except as set forth in this Release, no other payments or consideration shall be made to me in return for entering into this Release and no other monies are owed to me by the Company or any of the Releasees identified herein.
2.    Termination of Services; Resignation from Positions.
A.    My services to and employment with the Company has terminated as of the Termination Date, after which date, I shall not incur any expenses, obligations or liabilities on behalf of the Company and shall not hold myself out as an officer, director, employee or authorized representative of the Company.
B.    I acknowledge that this Release, including the arbitration provision in Paragraph 15 below, was negotiated and executed outside the context of any employment relationship between the Parties, which has terminated as of the Termination Date.
C.    Notwithstanding the termination of my services to the Company, as confirmed in this Release, I hereby acknowledge and affirm any post-employment obligations contained in any Company policy or agreement between me and the Company (including confidentiality and invention assignment agreements), and that the respective rights and obligations of the parties under such clauses will survive the termination of my services to and employment with the Company to the extent necessary for the intended preservation of such rights and obligations.
D.    As of the Termination Date, I hereby resign from each board, office or any other position I hold or may hold with the Company or any of their affiliates, subsidiaries, or successors.
3.    Release.
A.    In consideration of the Consideration Payments and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, I (and on behalf of my heirs, executors, administrators, successors, and assigns) hereby fully and finally release the Company, their predecessors, successors, present and former affiliates, subsidiaries, parent entities, related entities, officers, directors, members, managers, assigns, insurers, representatives, employees, agents, attorneys, their respective subsidiaries and affiliates and representatives, heirs, administrators, executors, successors and assigns, and each of them (collectively, “Releasees”), from any and all claims, demands, charges, complaints, liabilities, obligations, promises, agreements, contracts, covenants, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, liens, rights to receive equity, ownership claims on assets, debts and expenses, of whatever kind or nature in law, equity or otherwise, which I now possess, have possessed, or may in the future possess, against any of them, or to which I am or claim to be entitled, whether known or unknown, suspected or unsuspected, which relate to, or arise out of, my services to the Company and the cessation thereof, the Offer Letter and any equity compensation plans or equity awards between me and the Company (other than the Vested RSUs and the settlement thereof as provided for in this Release), including without limitation, the termination of my services or employment, and/or any other transactions, occurrences, changes of control, acts or omissions or any loss, damages or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of any of the Releasees, committed or omitted up to and including the date of my execution of this Release (“Released Claims”). Such Released Claims include, but are not limited to, any action pursuant to any foreign, federal, state or local constitution, statute, ordinance, regulation, or common law, including, but not limited to those arising under the ADEA, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Americans With Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Employee Retirement Income Security Act, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the California Fair Employment and Housing Act, as amended, the California Family Rights Act, as amended, the Unruh Civil Rights Act, as amended, the Ralph Civil Rights Act, as amended, the California Labor Code, the California Government Code, the California Business & Professions Code, the California Insurance Code, the Orders of the California Industrial Welfare Commission, any other foreign, federal, state or local laws prohibiting employment discrimination or otherwise regulating employment, any claim or claims for discrimination, failure to prevent discrimination, retaliation, failure to prevent retaliation, harassment, failure to prevent harassment, assault, battery, misrepresentation, fraud, deceit, invasion of privacy, breach of contract (written, oral, express, or implied), promissory estoppel, an accounting, wrongful or constructive discharge, breach of the covenant of good faith and fair dealing, libel, slander, negligent or intentional infliction of emotional distress, negligent supervision and/or retention, negligence, interference with prospective economic advantage or contractual relations, and any claim or claims for severance pay, bonuses or similar benefit, sick leave, pension, retirement, holiday pay, life insurance, health or medical insurance, reimbursement of health or medical costs, or disability.
B.    The Company, on behalf of itself and its Releasees, hereby fully and finally releases and forever discharges me and my heirs, executors, administrators, successors, and assigns from any and all claims, causes of action, complaints, lawsuits, or liabilities of any kind, known or unknown, which the Company may have against me arising out of or relating to my employment with the Company or the termination thereof; provided, however, that this release shall not extend to claims arising from (i) my fraud, embezzlement, or criminal conduct; (ii) any breach of this Agreement; or (iii) any rights that cannot be waived by law.
C.    I represent that I have not filed, initiated or prosecuted any lawsuit, complaint, charge, action, investigation or proceeding with respect to any Released Claims. I understand this Release does not require me to withdraw, or prohibit me from filing, a charge with any government agency (e.g., the U.S. Equal Employment Opportunity Commission), as long as I do not personally seek back pay, front pay, or reinstatement remedies as to any Released Claims. I acknowledge and agree that by virtue of this Release, I have waived any right to back pay, front pay, or reinstatement remedies under any of the Released Claims. Therefore, I agree that I will not accept any award or settlement (for back pay, front pay, or reinstatement remedies) from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any Released Claim. If I am ever awarded any amount as back pay or front pay as to a Released Claim, I agree that the amount of any award shall be reduced by the amounts I was paid under this Release, increased appropriately for the time value of money, using an interest rate of ten (10) percent per annum.
D.    In entering into this Release, I am aware of California Civil Code Section 1542, which provides as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
I knowingly and intentionally waive and relinquish all rights under California Civil Code Section 1542, and any and all similar laws of other jurisdictions, with respect to the Released Claims and the subject matter of my services to the Company and the termination thereof.

E.    Regardless of the foregoing, nothing in this Release waives, releases or otherwise affects: (1) my right to enforce this Release and any claims arising hereunder; (2) any right that arises after I sign this Release; (3) any rights I may have to indemnification, advancement of expenses, or insurance coverage from personal liability in accordance with applicable law (including California Labor Code Section 2802 or any greater indemnity), the Company’s bylaws or certificate of incorporation, or the Indemnification Agreement, dated as of February 6, 2022, entered into between me and the Company; (4) my right, if any, to government-provided benefits; (5) my vested rights, if any, under any employee benefit or retirement plans (subject to the terms of such plans); (6) any rights to COBRA benefits; or (7) any rights the law does not permit me to release.
4.    ADEA Release. I expressly acknowledge and agree that this Release includes a waiver and release of all claims which I have or may have under the ADEA. The following terms and conditions apply to and are a part of the waiver and release of ADEA claims under this Release:
A.    The waiver and release of claims under the ADEA contained in this Release do not cover rights or claims that may arise after the date on which I sign this Release. I have been advised to consult with an attorney of my choosing before signing this Release. I have been granted a period of at least twenty-one (21) days (i.e., 21 twenty-four hour periods) after I was presented with this Release to decide whether or not to sign this Release. In the event that I have decided to execute this Release in less than twenty-one (21) days, I have done so with the express understanding that I have been given and declined the opportunity to consider this Release for a full twenty-one (21) days. I agree that any modifications, material or otherwise, made to this Release do not restart or affect in any manner the original twenty-one (21) day consideration period set forth in this Paragraph.
B.    I hereby acknowledge and agree that I am knowingly and voluntarily waiving and releasing my rights and claims only in exchange for consideration (something of value) in addition to anything of value to which I am already entitled.
5.    Revocation of Release. At any time during the seven (7) days following my execution of this Release, I may revoke the release contained in Paragraph 3.A above. Any revocation of my release in Paragraph 3.A above must be in writing and hand delivered to the Company during the revocation period. Unless timely revoked, the release contained in Paragraph 3.A above will become effective and enforceable eight (8) days following delivery to the Company of this signed Release (the “Effective Date”). If I revoke my release of claims in Paragraph 3.A above before the expiration of the seven (7) day revocation period, I will forfeit any and all rights to the Consideration Payments.
6.    No Admission. Nothing contained in this Release, the fact that the Parties entered into this Release, or the amounts paid to me pursuant to this Release shall be construed as an admission of liability on the part of the Company or on my part, each of whom or which expressly deny any such liability. The Company specifically denies that they have any liability, or that they have done any wrongful, harassing and/or discriminatory acts against me or any other person, on the part of itself, or its officers, employees and/or representatives.

7.    Confidentiality of this Release.
A.    I have not disclosed, and shall not disclose or allow to be disclosed, directly or indirectly, the terms or amount (or the relative magnitude of the amounts) contained in this Release, including any negotiations related thereto, to any other person or entity. Notwithstanding the foregoing, such disclosure shall be permitted (i) if it is required by law or legal process, (ii) to the extent necessary to enforce or comply with this Release, or (iii) where it has been published in a form generally available to the public or is publicly available or has become public knowledge through no wrongful act by me or of others who were under confidentiality obligations. If I receive a subpoena or order that compels me to disclose information covered by this Paragraph, I agree to notify the Company of such attempts to compel disclosure by delivering written notice to the Company, to be received at least five (5) business days before the date for compliance, with a copy of the subpoena or order. It is understood that the Company intends to disclose the material terms of this Release in its SEC filings.
B.    Notwithstanding the foregoing, nothing contained in this Paragraph shall preclude me from disclosing the financial terms of this Release: (i) to my attorneys, accountants, financial advisors and tax return preparers, if such disclosure is necessary to facilitate their representation of me and provided they agree to be bound by this confidentiality provision, (ii) for purposes of obtaining any government-provided benefits; or (iii) to my spouse, taxing authorities or any government agencies or officials.
C.    I understand and agree that any disclosure of information in violation of this confidentiality provision by me would cause the Company injury and damage. Any alleged violation of this confidentiality provision shall be resolved in accordance with the arbitration provisions herein. If any proceeding is brought concerning an alleged violation of this confidentiality provision, the prevailing party shall recover from the losing party all reasonable attorneys' fees and costs incurred in connection with such proceeding. The Parties understand and agree that only the Company would be damaged by a violation of this confidentiality provision and for that reason the arbitrator shall have no authority to award any damages, but only attorneys' fees and costs, against the Company if they do not prevail.
8.    Company Information and Property.
A.    I acknowledge and agree to my continuing obligations pursuant to that certain Proprietary Information and Inventions Agreement, dated as of December 14, 2020, between me and the Company. I acknowledge and agree that, during the course of my services to and/or employment or affiliation with Company, I have had access to and have become acquainted with Confidential Information. “Confidential Information” includes, without limitation: (i) trade secrets; (ii) proprietary information that does not rise to the level of a statutorily protectable trade secret that is made the property of the Company through positive operation of law and subject to reasonable efforts to maintain its secrecy; and (iii) information that is otherwise legally protectable, including private, privileged, and/or attorney work product information. Examples of Confidential Information include, but are not limited to: any Company or client-related information that is not known generally to the public or to the industry, and that concerns the business, operations, strategies, systems, activities, finances, business and creative plans, business relationships with clients and prospective clients, creative ideas and expressions, as well as client lists of the Company (and its members, directors, officers, employees, shareholders, representatives, affiliates, and/or clients). All Confidential Information that I received, created or used, or that came into my possession in connection with my services to the Company is and shall remain the exclusive property of the Company. I agree that I will never disclose or communicate any Confidential Information, directly or indirectly, to any person, employer, or other entity at any time in the future, and further agree that I will never use it in any way, unless given prior permission in writing by an authorized representative of the Company. Any such unauthorized disclosure by me shall entitle the Company to remedies at law and equity, including but not limited to injunctive relief. Notwithstanding the definition above, Confidential Information does not include information that I can show by competent proof that: (a) became generally known to the public (through no fault of mine or breach of any duty or contract by me); (b) was lawfully received by me from a third party without breach of any confidentiality obligation; (c) was known to me prior to the first date of my provision of services to the Company; or (d) became known to me, for the first time, after my services to or employment with the Company has ended and without any misappropriation of the Company’s proprietary documents, files, or information.
B.    I understand that nothing in this Release prohibits, prevents, or limits me from: (i) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful; (ii) filing an administrative charge, complaint, report, or concern with, or participating in any investigation conducted by, a governmental agency or legislature, including the U.S. Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Equal Employment Opportunity Commission, the SEC, the Commodity Futures Trading Commission (“CFTC”), the California Civil Rights Department, the California Labor Commissioner, and/or any other federal, state or local government agency or law enforcement (“Government Agencies”); or (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to, or reporting, an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the SEC, the CFTC or any self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. In addition, I understand that nothing in this Release shall be construed to prevent me from disclosing information when compelled to do so by process of law or legal process, but I understand that I must and agree to give the Company prompt and reasonable notice of any legal process served upon me calling for the disclosure of Confidential Information (along with a copy of any order or subpoena), and allow the Company at least five (5) business days to object or move to quash any such request for disclosure or subpoena, to the greatest extent permitted by law. The Company’s prior authorization shall not be required to make any reports or disclosures to Government Agencies under this Paragraph and I understand that I am not required to notify the Company of any such reports or disclosures to any Government Agencies. Nevertheless, I acknowledge and agree that by virtue of the releases set forth in this Release above, I have waived any right to any relief otherwise potentially available to me (including without limitation, monetary damages, equitable relief and/or reinstatement) under any of the claims and/or causes of action waived in this Release. This Release does not, however, waive or release my right (if any) to receive a monetary award from the SEC for information provided to the SEC. I also understand that, pursuant to the Defend Trade Secrets Act of 2016, I will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I also understand that if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I (1) file any document containing the trade secret under seal; and (2) do not disclose the trade secret, except pursuant to court order.
C.    I represent and warrant that I (i) have used commercially reasonable efforts to locate and return, destroy or disable all material reports, files, memoranda, documents, records, computer equipment and software, credit cards, security/access cards, key cards, door and file keys, computer access codes and passwords, electronic devices, external hard drives, and any other material property of the Company that I used, created or received during or in connection with my services to or employment with the Company in tangible or digital form, and in whatever medium (“Company Properties”) prior to the Effective Date; (ii) have used commercially reasonable efforts to search through all of my personal computers, electronic devices, cloud computing or any other storage systems to which I had access, and I have used commercially reasonable efforts to transfer all Company Properties and Confidential Information to the Company using the Company’s approved cloud-sharing applications prior to the Termination Date; and (iii) to the best of my knowledge, have not retained custody, control or possession of any copies or reproductions of Company Properties, whether in tangible or intangible form. Notwithstanding the foregoing, I am permitted to retain copies of documents relating to my own compensation, benefits, and equity, as well as copies of this Release and any other agreements between me and the Company.
9.    Goodwill.
A.    I agree that I will refrain from taking actions or making statements, written or oral, which disparage or defame the goodwill or reputation of the Company and/or their respective directors, officers, agents, executives and employees or which could adversely affect the morale of other employees of the Company. Notwithstanding the foregoing, nothing in this Release prohibits me from (i) prosecuting, defending or responding to discovery in any legal proceeding; (ii) providing truthful statements or testimony (whether or not under oath, in writing or verbally) to any law enforcement or government agency; (iii) responding to compelled process of law; or (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.
B.    The Company agrees to instruct in writing its officers and directors to refrain from taking any actions or making any statements, written or oral, which disparage or defame my goodwill, reputation, or professional standing and that such instructions constitute Company policy. Notwithstanding the foregoing, nothing in this Release prohibits the Company from (i) prosecuting, defending or responding to discovery in any legal proceeding; (ii) providing truthful statements or testimony (whether or not under oath, in writing or verbally) to any law enforcement or government agency; (iii) responding to compelled process of law; or (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Company has reason to believe is unlawful.
10.    Cooperation. I agree that, as requested by the Company, I will reasonably cooperate with the Company or any affiliate(s) with respect to any current or future investigation or the defense or prosecution of any litigation, claims, proceedings, arbitrations or other actions involving the Company and a third-party. For example, as requested by the Company, I will promptly and fully respond to all inquiries – including making myself reasonably available for in-person meetings – from the Company or any of its representatives relating to any investigation, lawsuit or arbitration. I will cooperate fully with the Company or their representatives in any investigation, proceeding, administrative review, arbitration or litigation brought against and/or involving the Company by any government agency or private party pertaining to matters occurring during my services to the Company. Further, I will make myself available and testify truthfully in any such legal proceeding. To the extent I received a record preservation notice prior to the Termination Date, I will continue to abide by such record preservation notice after the Termination Date, unless and until the Company informs me such matter has been resolved or that the record preservation obligation has ended. I understand that my receipt of the Consideration Payments under this Release is not contingent in any way on either (i) the outcome of any arbitration, litigation, and/or other legal proceeding in which I participate and/or cooperate pursuant to this Paragraph, or (ii) the content of my testimony, if any, in connection with any arbitration, litigation, and/or other proceeding in which I participate and/or cooperate pursuant to this Paragraph. I further agree that, in the event that I am subpoenaed by any person or entity (including but not limited to, any government agency) to give testimony (e.g., in a deposition, court proceeding or otherwise) which in any way relates to my services to or employment with the Company, I will give prompt written notice of such request to the Company, and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting party or entity to such disclosure, to the greatest extent permitted by law. To the extent the Company requests of me, I will reasonably cooperate with efforts by the Company to obtain an appropriate protective order or other reasonable assurance of confidential treatment for the information required to be disclosed, at the Company’s sole expense. On the condition that I (i) receive pre-approval from the Company, not to be unreasonably delayed or withheld, before incurring any such costs and fees, and (ii) present appropriate documentation and receipts, the Company shall reimburse me for all reasonable out-of-pocket and pre-approved travel costs, duplicating or telephonic costs and attorney’s fees necessarily incurred by me in complying with this Paragraph. The Company agrees to compensate me for any time spent complying with this Paragraph at an hourly rate of $250.00, excluding the first ten (10) hours of assistance which shall be provided without charge.
11.    Section 409A. This Release as well as payments and benefits under this Release are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance and regulations promulgated thereunder (collectively, “Section 409A”). Each amount to be paid or benefit to be provided under this Release shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to me shall be paid to me on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to me) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Release will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. I shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A. I further agree that: (i) I shall be solely responsible for all federal, state, and/or local tax liability, if any, arising from payment of the Consideration Payments and other benefits provided for herein, including any interest or penalties associated with tax liability, and I will not look to or seek from the Company compensation for any such tax liability or related costs; (ii) no tax advice has been provided to me whatsoever by the Company or its attorneys; and (iii) should any taxing authority seek to recover from the Company any taxes, interest or penalties deemed to be due as a result of the Consideration Payments, I shall indemnify, defend and hold harmless the Company and its successors and assigns from and against any and all such claims for taxes, interest or penalties.
12.    Withholdings; Deductions from Payments. The Company (or their respective designees) will report all payments due under this Release to tax authorities and withhold taxes and other amounts from them (if any), as they determine is consistent with applicable law.

I agree not to make any claim against the Company or any other person based on how any of them reports amounts or withholds taxes from the payments, or if an adverse determination is made as to the tax treatment of any amounts payable under this Release. I agree that the Company has no duty to try to prevent such an adverse determination. I acknowledge and agree that the Company may make any income tax and other withholdings required by law in their respective determination, but will not make any 401(k) contributions, relating to the proceeds provided to me in connection with this Release.
Notwithstanding the foregoing, the Company shall satisfy all of the withholding taxes relating to the Vested RSUs by withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to me in connection with the Vested RSUs with a fair market value (measured as of the date the shares of Common Stock are issued to me) equal to the amount of such withholding taxes. The Parties agree that the number of such shares of Common Stock so withheld shall be calculated based on: (i) the highest marginal federal individual income tax rate (currently 37%); (ii) the maximum applicable state tax rate for my current state of residence (Tennessee); and (iii) all applicable payroll taxes (including the Additional Medicare Tax) (collectively, the “Withholding Rate”).
13.    Voluntary Execution With Advice of Counsel; Assumption of Risk.
A.    I have had the opportunity to seek independent legal and accounting advice from attorneys and accountants of my own choice, at my own expense, with respect to the advisability of entering into this Release and have been encouraged by the Company to do so. Prior to executing this Release, I reviewed this Release at length, understood its full meaning, resolved any questions or doubts that I may have had, and entered into this Release voluntarily.
B.    I acknowledge and agree that I am voluntarily, knowingly, and intentionally entering into this Release. I further acknowledge and agree that the Consideration Payments I am receiving under this Release constitute good and valuable consideration for my covenants herein.
C.    I hereby expressly assume the risk of any mistake of fact or that the true facts might be other than or different from the facts now known or believed to exist by me, and it is my express intention to forever settle, adjust and compromise any and all disputes between and among me and the Releasees, finally and forever, and without regard to who may or may not have been correct in their respective understandings of the facts or the law relating thereto.
D.    In executing this Release, I represent and warrant that I have made such investigation of the facts and the law pertaining to the matters described in this Release as I deem necessary, and I have not relied upon any statement or representation, oral or written, made by any other party to this Release with regard to any of the facts involved in any dispute or possible dispute between the Company and me, hereto, or with regard to any of my rights or asserted rights, or with regard to the advisability of executing this Release.
14.    Validity of Agreements. If any provision of this Release, with the exception of the releases embodied in Paragraph 3, is held to be invalid or unenforceable, the remaining portions shall continue to be valid and will be performed, construed and fully enforced to the fullest extent permitted by law, and the invalid or unenforceable term(s) shall be deemed amended and limited in accordance with the intent of the Parties, as determined from the face of this Release, to the extent necessary to permit the maximum enforceability or validation of the term(s) or provision(s). The releases embodied in Paragraph 3 are of the essence of this Release and should that Paragraph or any of its subparagraphs be deemed invalid or unenforceable, this Release may be declared null and void in its entirety by the Company, at their sole option, such that the Consideration Payments shall be void. Notwithstanding anything contained in this Paragraph to the contrary, a revocation by me of the Release shall be governed by the provisions of Paragraph 5, and not by this Paragraph.
15.    Dispute Resolution, Governing Law and Venue.
A.    Any dispute arising under, relating to or in any way connected with this Release or my services to or employment with the Company must be submitted to binding arbitration in accordance with the then-current Employment Arbitration Rules & Procedures of JAMS in Nashville, Tennessee. Any reference in this clause to the Company also refers to all subsidiary and affiliated entities, all benefit plans, sponsors and trustees of benefit plans, fiduciaries, administrators, officers and directors of the Company’s board. I understand that this Paragraph is intended to provide me and the Company with the exclusive forum for redressing grievances that arise under, relate to or are in any way connected to this Release or my services to or employment with the Company. Except as otherwise provided under the Federal Arbitration Act or other applicable federal law, this Release, and any contest, dispute, controversy or claim arising hereunder or related hereto shall be governed by and construed in accordance with the laws of the State of Tennessee without regard to conflict of law principles that would require the application of the laws of another jurisdiction.
B.    Should I or the Company institute any legal action or administrative proceeding with respect to any claim waived by this Release, or pursue any dispute or matter covered by this Paragraph by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and reasonable attorneys’ fees incurred as a result of such action, except as otherwise provided under the ADEA and/or Older Workers Benefit Protection Act.
16.    Non-Assignment of Claims. I represent and warrant that I have not previously assigned or transferred any claim or claims against any of the Releasees, or any portion thereof or interest therein, and agree to indemnify, defend and hold harmless the Company and the Releasees against any and all claims based on, arising out of or in connection with any such transfer or assignment.
17.    Waiver. A waiver by any party of any of the terms and conditions of this Release in any one instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof, nor shall any custom or practice which may grow up between the parties in the administration of this Release be construed to waive or to lessen the right of the parties to insist upon strict performance in accordance with all of the provisions of this Release. Either party may waive any term, provision or condition included for its or my benefit.
18.    Collaborative Effort. The Parties shall execute and deliver all such further instruments, documents and papers, and shall perform any and all acts necessary, to give full force and effect to all of the terms and provisions of this Release. Neither party shall be deemed to have drafted this Release, or any portion thereof, for purposes of construing or interpreting any of the terms or provisions in any action or proceeding which may hereinafter arise between them, and it shall not be construed more favorably for or against either party. Any statutory or other presumption that a document is to be construed more strictly against its drafter will not apply.
19.    Binding Effect of Release. This Release and all of its terms shall be binding upon the Company, me and my heirs, executors, administrators, representatives, successors and assigns.

20.    Entire Agreement. This Release sets forth the entire agreement between the Parties, and, except to the extent expressly stated herein, this Release supersedes any and all prior or contemporaneous agreements or understandings between the Parties pertaining to the subject matter of this Release including, the Offer Letter; provided, however, that nothing herein supersedes any post-services obligations set forth in any agreement I may have previously signed, if any, including without limitation a confidentiality agreement or works-for-hire agreement. The Parties acknowledge that no party, nor any attorney or other representative of any party, has made any promise, representation or warranty whatever, express, implied or statutory, not contained herein concerning the subject matter hereof, to induce the execution of this Release. The Parties further acknowledge that we have not executed this Release in reliance on any such promise, representation or warranty not contained herein.
21.    Counterparts. This Release may be executed in counterparts which, taken together, will constitute the whole of the agreement between the Parties. Electronic, scanned (such as .pdf files) or facsimile signatures will be as valid as original signatures and legally binding for all purposes.
22.    Attorney’s Fees and Costs. The Company agrees to promptly reimburse me for my attorney’s fees incurred in connection with the drafting, negotiation, and execution of this Release, in the amount of $9,500, upon presentation of a customary invoice for such fees (which may be redacted for any confidential or privileged information).
[Remainder of page intentionally left blank]

I UNDERSTAND THAT I MAY NOT MAKE ANY CHANGES TO THIS RELEASE. I REPRESENT THAT I HAVE CAREFULLY READ THIS RELEASE. I UNDERSTAND ITS FINAL AND BINDING EFFECT. I UNDERSTAND IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. I HAVE BEEN GIVEN 21 DAYS TO CONSIDER AND DELIVER A SIGNED COPY OF THIS RELEASE (BUT AM FREE TO SIGN AND DELIVER IT ANYTIME WITHIN THAT PERIOD) AND AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING BEFORE DOING SO. I AM SIGNING THIS RELEASE VOLUNTARILY.

April 24, 2026                /s/ Christen T. Romero
Date By: Christen T. Romero

Xos, Inc.

/s/ David Zlotchew

By: David Zlotchew

Its: General Counsel and Secretary